EXHIBIT 99.1

News Release

For Immediate Release
MEDIA CONTACT:	INVESTOR CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corporation	Symantec Corporation
408-517-8475	408-517-8324
Melissa_martin@symantec.com	hcorcos@symantec.com

SYMANTEC EXTENDS COMMON SHARE REPURCHASE PROGRAM

CUPERTINO, Calif. – Jan. 21, 2004 – Symantec Corp. (Nasdaq:SYMC) today announced that its Board of Directors has increased the dollar amount of the company’s authorized stock repurchase program from $700 million to $940 million. The company also stated its intent to adopt a repurchase plan under Rule 10b5-1 to facilitate such purchases, and that it expects to purchase approximately $60 million per quarter under this plan over the next year. The company may or may not make additional repurchases outside of the Rule 10b5-1 plan.

A portion of the repurchased shares may be used for the company’s employee benefit plans, and the balance will be available for other general corporate purposes.

About Symantec

Symantec, the world leader in Internet security technology, provides a broad range of content and network security software and appliance solutions to individuals, enterprises and service providers. The company is a leading provider of client, gateway and server security solutions for virus protection, firewall and virtual private network, vulnerability management, intrusion detection, Internet content and e-mail filtering, remote management technologies and security services to enterprises and service providers around the world. Symantec’s Norton brand of consumer security products is a leader in worldwide retail sales and industry awards. Headquartered in Cupertino, Calif., Symantec has worldwide operations in 37 countries. For more information, please visit www.symantec.com.

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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please view the Symantec Press Center at http://www.symantec.com/PressCenter/ on Symantec’s Web site. All prices noted are in US dollars and are valid only in the United States.

Symantec and the Symantec logo are trademarks or registered trademarks, in the United States and certain other countries, of Symantec Corporation. Additional company and product names may be trademarks or registered trademarks of the individual companies and are respectfully acknowledged.

FORWARD LOOKING STATEMENT: This press release contains forward-looking statements regarding our expected future share repurchase that involves known and unknown risks, uncertainties and other factors that may cause actual results to differ from those referred to or implied by this press release. Such risk factors include, among others: the sustainability of recent growth rates, particularly in consumer products; the anticipation of the growth of certain market segments, particularly enterprise security; the positioning of Symantec’s products in those segments; the competitive environment in the software industry; general market conditions, fluctuations in currency exchange rates, changes to operating systems and product strategy by vendors of operating systems; and whether Symantec can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Symantec’s previously filed Form 10K and Form 10-Q. Symantec assumes no obligation to update any forward-looking information contained in this press release except as otherwise required by law.

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